Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.30 per Share for the Third Quarter of 2025

September 8, 2025

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock for the third quarter of 2025. On an annualized basis the third quarter 2025 dividend of $0.30 equals $1.20 per share of common stock. The dividend is payable on October 14, 2025, to stockholders of record as of the close of business on September 30, 2025.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2025, the Company’s portfolio consisted of 2,190 freestanding net lease properties with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 3.4x. In addition, as of June 30, 2025, the Company’s portfolio was 99.6% leased to 606 different concepts across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Head of Corporate Finance & Strategy
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.